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Base Metals Exchange Traded Notes

Filed pursuant to Rule 433
Registration Statement 333-137902
Dated June 2, 2009



Description

The PowerShares DB Base Metals Double Long Exchange Traded Note (Symbol: BDD), PowerShares DB Base Metals Long Exchange Traded Note (Symbol: BDG), PowerShares DB Base Metals Short Exchange Traded Note (Symbol: BOS) and PowerShares DB Base Metals Double Short Exchange Traded Note (Symbol: BOM) (collectively, the "PowerShares DB Base Metals ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals.

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index – Optimum Yield Industrial Metals™ (the "Index"), which is designed to reflect the performance of certian futures contracts on aluminum, copper and zinc plus the returns from investing in 3 month United States Treasury Bills.

Investors can buy and sell PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Base Metals ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History (%)[1]


Index History[1] (Growth of $10,000 since Sept. 3, 1997)
Index +2x levered
Index +1x levered
Index -1x levered
Index -2x levered
$80k
$70k
$60k
$50k
$40k
$30k
$20k
$10k
$0
$18,132
$13,870
$6,160
$1,633
'97 '98 '99 '00 '01 '02 '03 '04 '05 '06 '07 '08 '09

Source: DB / Bloomberg

Index Weights

As Of: 01-Jun-2009

Commodity	Contract Expiry Date	Weight %
Aluminium	18-Nov-2009	21.07

BOM Financial Details

Ticker: BOM	
Last Update	02-Jun-2009 11:50 AM
Price	N.A.
BOM Index Level*	153.68571
Indicative Intra-day Value**	41.23
Last end of day Value***	40.13753
Last date for end of day Value	01-Jun-2009

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the BOM
*** Last end of day BOM RP

BDD Financial Details

Ticker: BDD	
Last Update	02-Jun-2009 11:50 AM
Price	N.A.
BDD Index Level*	153.68571
Indicative Intra-day Value**	8.08
Last end of day Value***	8.27591
Last date for end of day Value	01-Jun-2009

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the BDD
*** Last end of day BDD RP

BOS Financial Details

Ticker: BOS	
Last Update	02-Jun-2009 11:50 AM
Price	N.A.
BOS Index Level*	153.68571
Indicative Intra-day Value**	33.97
Last end of day Value***	33.53311
Last date for end of day Value	01-Jun-2009

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the BOS
*** Last end of day BOS RP

Zinc	19-May-2010	41.09
Copper - Grade A	17-Mar-2010	37.83

PowerShares DB Base Metals ETN & Index Data

Ticker symbols

Base Metals Double Long	BDD
Base Metals Long	BDG
Base Metals Short	BOS
Base Metals Double Short	BOM

Intraday indicative value symbols

Base Metals Double Long	BDDIV
Base Metals Long	BDGIV
Base Metals Short	BOSIV
Base Metals Double Short	BOMIV

CUSIP symbols

Base Metals Double Long	25154K841
Base Metals Long	25154K825
Base Metals Short	25154K833
Base Metals Double Short	25154K858

Details

ETN price at listing	$25.00
Inception date	6/16/08
Maturity date	6/01/38
Yearly investor fee	0.75%
Listing exchange NYSE	NYSE Arca

Issuer

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations

S&P rating	A+
Moody's rating	Aa1

Risks[2]

- Non-principal protected
- Leveraged losses
- Subject to an investor fee

[1] Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index — Optimum Yield Industrial Metals Excess Return™ (the "Base Metals Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Base Metals ETNs, less the investor fee. The Base Metals Index is intended to reflect changes in the market value of certain futures contracts on aluminum, copper and zinc. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.**

[2] The PowerShares DB Base Metals ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB Base Metals ETNs.

An investment in the PowerShares DB Base Metals ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement. Not FDIC Insured — No Bank Guarantee — May Lose Value.

The PowerShares DB Base Metals ETNs are senior unsecured obligations issued by Deutsche Bank AG, London Branch that are linked to the Index. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Base Metals ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Base Metals ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity, and leveraged losses. Investing in the PowerShares DB Base Metals ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Base Metals ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Base Metals ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the PowerShares DB Base Metals ETNs upon the occurrence of a regulatory event as described in the pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Base Metals ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Base Metals ETNs may not be suitable for all investors.

The PowerShares DB Base Metals ETNs are concentrated in the base metals. The market value of the PowerShares DB Base Metals ETNs may be influenced by many unpredictable factors, including, among other things, volatile base metal prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Base Metals ETNs are concentrated in a single commodity sector, are speculative, and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. The PowerShares DB Base Metals Double Long Exchange Trade Note and the PowerShares DB Base Metals Double Short Exchange Trade Note are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment

BDG Financial Details

Ticker: BDG	
Last Update	02-Jun-2009 11:50 AM
Price	N.A.
BDG Index Level*	153.68571
Indicative Intra-day Value**	15.89
Last end of day Value***	16.08392
Last date for end of day Value	01-Jun-2009

Data Source: www.nyse.com (Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the BDG
*** Last end of day BDG RP

Contact Information

Any questions please call
1-877-369-4617

Risks(2)

o Non-principal protected
o Leveraged losses
o Subject to an investor fee
o Limitations on repurchase
o Concentrated exposure to oil
o Acceleration risk

Benefits

o Leveraged and short notes
o Low cost
o Intraday access
o Listed Transparent
o Tax Treatment (3)

than with an unleveraged investment.

(3) Deutsche Bank AG, London Branch and its affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice.
Please be advised that any discussion of U.S. tax matters contained herein
(including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii)
was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbfunds. db.com/notes or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd. An investor should consider the PowerShares DB Base Metals ETNs' investment objective, risks, charges and expenses carefully before investing.

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